Exhibit 99.2

Charter Completes Its Acquisition of Optimum West from Cablevision
Stamford, CT and Bethpage, NY - July 1, 2013 -- Charter Communications, Inc. (NASDAQ: CHTR) and Cablevision Systems Corporation (NYSE: CVC) today announced the completion of Charter's $1.625 billion acquisition of Cablevision's Bresnan Broadband Holdings, LLC (“Optimum West”). As a result of the acquisition, Charter adds cable operating systems in Colorado, Montana, Wyoming and Utah that pass more than 660,000 homes and serve 375,000 residential and business customers.
“With the completion of our acquisition of Optimum West, Charter welcomes new customers, new employees and new communities,” said Tom Rutledge, Charter's President and CEO. “These former Bresnan properties, which under Cablevision's leadership became some of the fastest growing cable properties in the United States, are an ideal fit for Charter, and we anticipate a smooth and efficient integration process.”
Cablevision President and CEO James L. Dolan said, “We are very grateful to our Optimum West team and proud of the substantial progress we made in growing the business while it was a part of Cablevision. We wish the Optimum West team the very best under its new management.”
Charter funded the acquisition of Optimum West with $1.5 billion of committed bank financing to Charter Communications Operating, LLC, and liquidity from cash on hand and its revolving credit facility.
Credit Suisse and Goldman Sachs acted as financial advisors to Charter, and also provided debt financing commitments for the transaction. Citi and J.P. Morgan acted as co-lead financial advisors to Cablevision. BofA Merrill Lynch and Guggenheim Securities provided financial advice to Cablevision. Sherman & Howard acted as legal counsel for Charter and Sullivan & Cromwell LLP as legal counsel to Cablevision.

About Charter
Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

About Cablevision
Cablevision Systems Corporation (NYSE: CVC) is one of the nation's leading media and telecommunications companies, delivering its Optimum-branded television, Internet, and voice offerings throughout the New York area. Cablevision's local media properties include News 12 Networks, MSG Varsity and Newsday Media Group. Additional information about Cablevision is available on the Web at www.cablevision.com.

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Contacts:

Charter
Media:	Analysts:
Anita Lamont	Stefan Anninger
314-543-2215	203-905-7955
anita.lamont@charter.com	stefan.anninger@charter.com

Cablevision
Media:	Analysts:
Kelly McAndrew	Bret Richter
516-803-2351	516-803-2270
Kmcandre@cablevision.com	Brichter@cablevision.com